Exhibit 10.1

33587 Walker Road
Avon Lake, OH 44012

July 22, 2024

Mr. Michael Garratt
c/o Avient Corporation
Avient World Headquarters
33587 Walker Road
Avon Lake, Ohio 44012
Dear Michael:
In connection with your retirement from Avient Corporation (“Avient” or the “Company”), Avient desires to enter into this letter agreement with you (“Letter Agreement”) as of the date first written above (the “Effective Date”) to memorialize certain terms of your termination of employment with and separation from Avient and its subsidiaries and affiliates.
1.Retirement from Avient. Effective as of July 25, 2024 (the “Retirement Date”), your employment with Avient and its subsidiaries and affiliates will terminate due to your voluntary retirement. You and Avient agree that, as of the Retirement Date, you will terminate from any and all other positions you hold (if any) as an officer, employee or director of Avient and Avient’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or requested by Avient to effectuate or memorialize your termination from all positions with Avient and its subsidiaries and affiliates. Except for the modified treatment of outstanding equity awards as further described Section 2 of this Letter Agreement, treatment of your compensation will be in accordance with Avient’s current retirement policies including:
•Any payment associated with the annual incentive award for 2024 will be calculated based on actual attainment of the Annual Incentive Plan (AIP) that you are eligible for and prorated for your annual earnings through your Retirement Date.
2.Modified Treatment of Outstanding Equity Awards.
(a)Garratt Retirement Treatment. Subject to the terms and conditions of this Letter Agreement, if you have a Qualifying Separation from Service (as defined below) on or before the Retirement Date, Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”) and Performance Units previously awarded to you as long-term incentive awards and outstanding at the time of such Qualifying Separation from Service (the “Outstanding Awards”) will be subject to the provisions of this Section 2 (the “Retirement Treatment”) (and, to the extent necessary or desirable,

Mr. Michael Garratt

the award agreements applicable to such Outstanding Awards are hereby modified by this Letter Agreement to reflect and implement the Retirement Treatment):
(i)The Outstanding Awards will continue to vest between the Effective Date and the Retirement Date (or, if earlier, the date of your Qualifying Separation from Service) (the earlier of such dates, the “Vesting Date”) according to their terms;
(ii)SARs shall continue to vest and become exercisable upon their terms as if such Qualifying Separation from Service had not occurred and you remained employed by Avient after the Vesting Date (with no pro-ration treatment as may be otherwise provided for in any award agreement for the SARs);
(iii)Outstanding vested SARs award then held by you, plus each SARs award that becomes vested pursuant to this Letter Agreement, may be exercised in whole or in part until the end of its term, but in no event beyond the latest expiration date for such SARs award as provided for in the applicable award agreement for such SARs award;
(iv)Performance Units shall continue to vest and be payable upon their terms as if such Qualifying Separation from Service had not occurred and you remained employed by Avient after the Vesting Date (with no pro-ration treatment as may be otherwise provided for in any award agreement); and
(v)Restricted Stock Units shall continue to vest and be payable upon their terms as if such Qualifying Separation from Service had not occurred and you remained employed by Avient after the Vesting Date (with no pro-ration treatment as may be otherwise provided for in any award agreement); provided, however, that notwithstanding the terms and conditions of the applicable award agreement, the RSUs granted to you in February 2022, 2023 and 2024 shall be paid to you not later than December 31, 2024.
(b)Definition of Qualifying Separation from Service. You will be considered to have a “Qualifying Separation from Service” if your employment with Avient and its subsidiaries and affiliates terminates for any reason after the Effective Date other than (x) if it is involuntarily terminated by Avient for Serious Cause (as defined below), or (y) if you voluntarily terminate your employment before the Retirement Date.
(c)Definition of Serious Cause. For purposes of this agreement, “Serious Cause” shall mean (i) your engagement in any acts which constitute fraud or embezzlement or disclosure of Confidential Information (as defined in the Employee Agreement most recently executed by you with Avient (your “Employee Agreement”)), or (ii) your engaging in any of the acts or conduct

Mr. Michael Garratt

prohibited by the Employee Agreement, (iii) your breach of, or noncompliance with, any Avient policies, including the Avient Code of Conduct, or (iv) any breach of a provision of this agreement or of any other agreement between you and Avient (including your Employee Agreement); provided, however, that you shall have 30 days from the date of notice to cure such breach.
Nothing in this agreement prohibits you from reporting, without prior notice to Avient, possible violations of law or regulation to any governmental agency or entity, otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and, for the avoidance of doubt, you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (X) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (Y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by Avient for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. You do not need the prior authorization of Avient to make any such reports or disclosures, and you are not required to notify Avient that you have made such reports or disclosures.

3.Other Agreements. In exchange for the compensation provided to you by the Company through the continued vesting of your Outstanding Awards, the Company has identified certain other agreements as outlined below
(a)Definition of Employment Period. Except as otherwise provided herein, your employment with Avient is expected to continue from the Effective Date until the first to occur of: (i) the Retirement Date; (ii) your death; (iii) your disability; (iv) an earlier voluntary termination of your employment by you; (v) an involuntary termination of your employment by Avient for Serious Cause (as defined below); or (vi) an involuntary termination of your employment by Avient without Serious Cause (as defined above) (the “Employment Period”). You represent and warrant that as of the Effective Date, you are not aware of any basis pursuant to which you could assert that your Employment Period has been terminated and that you have, in your sole discretion, made the election to voluntarily retire.

Mr. Michael Garratt

(b)Release of Claims Requirement for Retirement Treatment. Notwithstanding anything to the contrary, and as consideration for the Retirement Treatment, you hereby agree that you shall not receive or retain the Retirement Treatment as described in this Letter Agreement unless and until (i) you have signed and returned to the Company the Release of Claims (substantially in the form presented by the Company, the “Release”) not later than 21 calendar days after the last day of the Employment Period and (ii) the period during which you may revoke the Release, if any, has elapsed. The Release, which shall be signed by you no earlier than the last day of the Employment Period, shall be in a written document intended to create a binding agreement by you to release any claim that you then have or may have against Avient and certain related entities and individuals, that arises on or before the date on which you sign the Release (including, without limitation, any claims under the federal Age Discrimination in Employment Act). If you fail to comply with the Release requirements described in this Section 3(b), then you will cease to be entitled to receive any further benefits under the Retirement Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
(c)Cooperation Requirement for Retirement Treatment. By virtue of your employment with Avient, you know important information, including information that is or may be material to and necessary for Avient after the end of the Employment Period. As a result, notwithstanding anything to the contrary, and as consideration for the Retirement Treatment, you hereby agree that your receipt of and retention of the Retirement Treatment as described in this Letter Agreement is contingent on, following the Employment Period (other than after your death), your agreement herein that you will, until the second anniversary of the last day of the Employment Period: (i) provide reasonable cooperation and assistance to Avient in litigation, claims, disputes, investigations and/or regulatory matters or other proceedings that relate to events that occurred during your period of employment with Avient; (ii) otherwise assist with transition of job responsibilities as reasonably requested by Avient’s Chief Executive Officer or Chief Human Resources Officer; provided, however, such transition support will not exceed more than 1 day per month unless you consent to providing additional assistance. If you are asked to provide assistance, you will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Employment Period. If you fail to provide Avient with the cooperation and assistance described in this Section 3(c), then you will cease to be entitled to receive any further benefits under the Retirement Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
(d)Extension of Non-Compete and Non-Solicitation Covenants Requirement for Retirement Treatment. Notwithstanding anything to the contrary, and as

Mr. Michael Garratt

consideration for the Retirement Treatment, you hereby agree your receipt of and retention of the Retirement Treatment as described in this Letter Agreement is subject to and contingent upon (i) your agreement hereby to extend the post-Employment Period duration of the non-competition and non-solicitation covenants provided for under your Employee Agreement to the second anniversary of the last day of the Employment Period, and (ii) you not engaging in any of the acts or conduct prohibited by your Employee Agreement that cause harm to the Company. To the extent necessary or desirable, you hereby agree that your Employee Agreement is hereby modified by this Letter Agreement to reflect and implement the provisions of this Section 3(d). If you fail to comply with the non-competition and non-solicitation requirements described in this Section 3(d), then you will cease to be entitled to receive any further benefits under the Retirement Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
4.Miscellaneous.
You represent and warrant to Avient that: (a) the execution, delivery and performance of this Letter Agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) except as disclosed in writing to Avient (or otherwise actually known by Avient), you are not a party to or bound by any employment agreement, noncompete/non-solicitation agreement or confidentiality agreement with any other person or entity; and (c) upon the execution and delivery of this Letter Agreement by you, this Letter Agreement will be a valid and binding obligation of you, enforceable in accordance with its terms. Further, you represent and warrant that you have not transferred or retained any Confidential Information in anticipation of the termination of your employment or otherwise, unless specifically approved in writing by Avient. The timing associated with the announcement of your retirement internally and externally requires careful coordination to enable a seamless transition and, accordingly, you agree you will treat the existence of these discussions as Confidential Information and will only disclose such information as and when instructed by the Company.
Avient may withhold from any amounts payable under this Letter Agreement all federal, including Medicare, Social Security and FICA/FUTA, state, city or other taxes as Avient is required to withhold pursuant to any applicable law, regulation or ruling.
Whenever possible, each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Letter Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Mr. Michael Garratt

By signing this Letter Agreement, you acknowledge and agree that the Retirement Treatment will be subject to the terms and conditions of Avient’s clawback policy or policies as may be in effect from time to time, and that you consent to be bound by the terms of such policies and fully cooperate with Avient in connection with the terms and conditions thereof.
This Letter Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. In the event any term of this Letter Agreement conflicts with any plan, program, award or policy, this Letter Agreement shall control, and such conflicting term shall be deemed amended by this Letter Agreement.
This Letter Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
This Letter Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.
The provisions of this Letter Agreement may be amended or waived only with the prior written consent of Avient and you, and no course of conduct or failure or delay in enforcing the provisions of this Letter Agreement shall affect the validity, binding effect or enforceability of this Letter Agreement.
To the extent applicable, it is intended that this agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and any proposed, temporary or final regulations, or any guidance promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to you or your beneficiaries. This agreement shall be administered in a manner consistent with such intent.
If you find this Letter Agreement acceptable, please sign and date the Letter Agreement below and return it to me. This Letter Agreement will become effective on the first date set written above.
[signatures on following page]

Mr. Michael Garratt

Sincerely,

AVIENT CORPORATION

By: _______________________________
Name: Ashish K. Khandpur
Title: President and CEO

Date: _________________________, 2024

I agree to the terms and conditions
in this Letter Agreement.

____________________________________

Name: Michael A. Garratt

Date: _________________________, 2024